Trust I:
Sub-Item 77Q1(a)
Copies of any material amendments to the registrant's charter or bylaws:

Amended Schedule B, dated May 17, 2012, to the Declaration of Trust, as filed with the
Securities and Exchange Commission on
May 23, 2012 (Accession Number 0001193125-12-245173).

Amended Schedule B, dated June 21, 2012, to the Declaration of Trust, as filed with the
Securities and Exchange Commission on June 28, 2012 (Accession Number 0001193125-12-
287249).